Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data,” “Senior Securities” and “Independent Registered Public Accounting Firm” within the Registration Statement and related Prospectus of Saratoga Investment Corp (Form N-2) and to the use of our reports dated May 27, 2014 and June 4, 2014 relating to Saratoga Investment Corp.’s consolidated financial statements and senior securities table, respectively, as of February 28, 2014, within the Form N-2.

/s/ Ernst & Young LLP

New York, New York
June 4, 2014